Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Bob Hebert
Chief Financial Officer	Chad Rubin
CPEX Pharmaceuticals, Inc.	The Trout Group
603.658.6100	646.378.2947
rhebert@cpexpharm.com	crubin@troutgroup.com
CPEX Pharmaceuticals Reports Second-Quarter 2010 Financial Results
     Exeter, NH, August 9, 2010 — CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today reported financial results for the second quarter ended June 30, 2010. For the quarter CPEX reported revenues of $5.8 million and net income of $1.2 million.
Second-Quarter Highlights
     For the second quarter of 2010 compared to the second quarter of 2009:
•	Revenues increased 29% to $5.8 million from $4.5 million.

•	Operating expenses decreased 19% to $4.6 million from $5.7 million.

•	Net income was $1.2 million compared to a net loss of $1.2 million. Basic and diluted income per common share was $0.46 and $0.43, respectively, compared to a loss of $0.48 per share.
     The growth in revenues for the second quarter of 2010 was due to increased royalties on sales of Testim®. This growth reflected a reported 12% increase in prescriptions for Testim during the second quarter of 2010 compared to the same period in 2009.
     General and administrative expenses for the second quarter of 2010 increased $585,000 compared to the second quarter of 2009. The increase was primarily due to a $421,000 increase in advisory and consulting services and a $137,000 increase in employee related expenses, primarily severance costs.
     Research and development expenses decreased $1.7 million in the second quarter of 2010 compared to the second quarter of 2009 due to a $1.7 million decrease in clinical trial expenses and $430,000 decrease in employee related expenses. Partially offsetting these decreases was a $421,000 increase in preclinical trial expenses.
     As of June 30, 2010, CPEX had unrestricted cash of approximately $14.8 million, working capital of $19.4 million and no debt.
     Research and development expenses are expected to vary from period to period. As a result, the results for the three and six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for future periods.

Year-to-Date Highlights
     For the first six months of 2010 compared to the same period in 2009:
•	Revenues increased 31% to $11.1 million from $8.5 million.

•	Operating expenses increased 7% to $10.9 million from $10.3 million.

•	Net income was $225,000 compared to a net loss of $1.7 million. Basic and diluted income per common share was $0.09 compared to a loss of $0.67 per share.
     The growth in revenues for the first six months of 2010 was due to increased royalties on sales of Testim®. It has been reported that prescriptions for Testim increased approximately 13% during the first six months of 2010 compared to the same period in 2009.
     General and administrative expenses for the first six months of 2010 increased $1.4 million compared to the same period last year. The increase was primarily due to a $1.1 million increase in advisory and consulting services and to an increase in severance costs.
     Research and development expenses decreased $717,000 in the first six months of 2010 compared to the same period last year due to a $1.2 million decrease in clinical trial expenses and a $565,000 decrease in employee related expenses. Partially offsetting these decreases was a $1.1 million increase in preclinical trial expenses.
Management Comments
     “We are pleased with the consistent quarter-to-quarter growth in royalties on Testim sales,” said John A. Sedor, CPEX President and Chief Executive Officer. “In addition, as previously disclosed, the Board of Directors is reviewing strategic alternatives to maximize shareholder value and expects to announce the results of this process during the third quarter of 2010.”
About CPEX Pharmaceuticals
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim®, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
     This press release contains forward-looking statements, including, without limitation, statements regarding the prospects for sales of Testim , as well as the prospects for further out-licensing of CPEX’s CPE-215 technology, building CPEX’s development pipeline and the Board of Directors’ review of strategic alternatives. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: competition for Testim from other manufacturers, intellectual property litigation, and other uncertainties detailed under “Risk Factors” in CPEX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission dated March 29, 2010 and in subsequent Quarterly Reports on Form 10-Q or other filings with the Securities and Exchange Commission. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and CPEX undertakes no obligation to update or revise the statements, except as may be required by law.

CPEX Pharmaceuticals, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Royalties and other revenue	$5,763	$4,473	$11,102	$8,484

Operating expenses:
General and administrative	2,748	2,163	5,287	3,934
Research and development	1,706	3,394	5,276	5,993
Depreciation and amortization	171	164	367	330

Total operating expenses	4,625	5,721	10,930	10,257

Income (loss) from operations	1,138	(1,248)	172	(1,773)

Other income (expenses):
Interest income	26	45	53	103
Other income	—	—	1	—
Interest expense	(1)	(1)	(1)	(2)

Net income (loss)	$1,163	$(1,204)	$225	$(1,672)

Net income (loss) per common share:
Basic	$0.46	$(0.48)	$0.09	$(0.67)

Diluted	$0.43	$(0.48)	$0.09	$(0.67)

Weighted average common shares outstanding:
Basic	2,554	2,495	2,547	2,489

Diluted	2,676	2,495	2,628	2,489

CPEX Pharmaceuticals, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	June 30,	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$14,807	$13,695
Receivables	5,747	5,289
Prepaid expenses and other current assets	961	1,110

Total current assets	21,515	20,094

Non-current assets:
Fixed assets, net	2,288	2,421
Intangible assets, net	1,888	2,211
Restricted cash	—	1,000
Note receivable	300	300
Other	8	17

Total non-current assets	4,484	5,949

Total assets	$25,999	$26,043

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,125	$1,374
Accrued expenses	970	1,633

Total current liabilities	2,095	3,007

Commitments and contingencies

Stockholders’ equity:
Series A Preferred stock, $0.01 par value, authorized 1,000 shares, issued and outstanding, none	—	—
Common stock, $0.01 par value, authorized 35,000 shares, issued and outstanding, 2,576 and 2,537 shares at June 30, 2010 and December 31, 2009, respectively	26	25
Additional paid-in capital	27,407	26,765
Accumulated deficit	(3,529)	(3,754)

Total stockholders’ equity	23,904	23,036

Total liabilities and stockholders’ equity	$25,999	$26,043

# # #

4